EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-267550, 333-269289, 333-274093 and 333-276755) of our report dated April 15, 2025, relating to the consolidated financial statements of Cosmos Health Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Cosmos Health Inc. and its subsidiaries for the years ended December 31, 2024 and 2023. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP
New York, NY

April 15, 2025